Exhibit 10.13

COMMERCIAL LEASE

COEUR D’ ALENE NORTH BUILDING

This Lease is made this 1st day of May 2005, by and between Global Finance & Investment Co., Inc. (“Landlord”) and Nighthawk Radiology Services, LLC (“Tenant”). As used in this Lease, the singular includes the plural and the masculine includes the feminine at all times.

1.	Premises to be Leased. Landlord agrees to Lease to Tenant the premises known as and located at the following address:

Coeur d’ Alene North Building

Commercial Space 201,202,203, 205, 206 & 207

250 Northwest Blvd.

Coeur d’ Alene, ID 83014

2.	Term of Lease. This Lease shall begin at 12:01 a.m. on May 1st, 2005 and end on September 30, 2006 at 12:00 p.m. for a term of One year. During the term of the Lease, Tenant shall pay Twelve Thousand One Hundred Fifty Eight Dollars and zero cents ($ 12,158.00) per month during the term of the Lease all as rent to the Landlord. Rent shall be due on the first day of each month through the term of this Lease.

3.	Security Deposit. Landlord and Tenant acknowledge that Tenant has deposited with Landlord the sum of Three Thousand Seven Hundred Fifty Dollars ($ 3,750.00) as security for performance of all the terms of the Lease Agreement. Cleaning/Damage deposit of which $ 250.00 in non-refundable. Said sum shall be held by Landlord as security for the faithful performance by Tenant of all the terms, covenants and conditions of this Lease Agreement, including but not limited to the provisions relating to the payment of any rent or any other sum in default or for the payment of any rent or any amount which Landlord may spend or become obligated to spend by reason of Tenant’s default. If any portion of said deposit is so used or applied, Tenant shall, within ten (10) days after written demand therefore, deposit cash with Landlord in an amount sufficient to restore the security deposit to its original amount, and Tenant’s failure to do so shall be a default under this Lease. If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, the security deposit or any balance thereof shall be returned to Tenant within Thirty (30) days following the expiration of the Lease term. In the event of termination of Landlord’s interest in this Lease, Landlord shall transfer said deposit to Landlord’s successor in interest.

4.	Subletting. Tenant promises not to assign or transfer this Lease or any interest in this Lease, or sublet the premises or any part of the premises without the prior written consent of the Landlord.

5.	Liens and Encumbrances. Tenant promises not to allow any liens or encumbrances to attach to the premises.

6.	Occupancy. Tenant shall be entitled to use the premises for commercial purposes only. No pets shall be permitted on the premises at any time.

7.	Maintenance. Tenant shall maintain the premises in a safe and sanitary condition; dispose of all garbage, rubbish and waste in a clean, safe and legal manner, the storage of garbage on the premises being strictly prohibited;; use and operate all electrical fixtures and plumbing fixtures properly; comply with all obligations imposed upon Tenants by applicable provisions of housing, building and health codes; refrain, and forbid any other person from destroying, defacing, damaging or removing any part of the premises. Tenant shall not make any alterations to the premises or change any locks on the premises without the prior written consent of Landlord. Tenant shall not do anything on the premises that will increase or make void Landlord’s insurance on the premises.

8.	Utilities. The Real Estate Taxes and Condominium Maintenance Fees. Landlord shall be responsible for all deposits and payments for the following: real estate taxes and condominium maintenance fees. Tenant shall be responsible for all deposits and payments for the following utilities: electricity, refuse disposal, and telephone for said leased premises.

9.	Landlord Duties. Landlord shall comply with the requirements of all building, housing and health codes as they apply to Landlord. Landlord pays all real estate taxes and assessments as due, but reserves the right to contest any such tax assessment.

10.	Premises As Is. Tenant acknowledges that it has inspected the premises prior to signing this Lease and accepts the premises in its present condition.

11.	Termination. Tenant must give Landlord four (4) months notice prior to vacating Suite 201, 202, 203, 205, 206 & 207. Therefore, notice must be given on or before May 31, 2006 if Tenant intends to vacate premises on September 30, 2006. If Tenant gives notice to vacate after May 31, 2006; the ending term of the Lease shall be the later of September 30, 2006 or four (4) months after written Tenant notice to vacate is received by Landlord.

12.	Liabilities. Tenant agrees to assume all liabilities and hold the Landlord harmless from any and all injuries to persons or damage to property caused by Tenant or any other person on the premises with Tenant’s permission. Tenant agrees to pay any costs and attorney fees incurred by Landlord in defending any lawsuit or other action brought in regard to such injuries or damage. All personal property in the premises is at Tenant’s risk only and Landlord shall not be liable for any damages to it, nor is Landlord responsible for insuring Tenant’s personal property.

13.	Destruction of Premises. In the event more than half of the premise is destroyed by fire or other loss, Landlord and Tenant agree that this Lease shall become void at the option of either Landlord or Tenant.

14.	Default. If Tenant makes any default on this Lease, it shall be lawful for Landlord and his representatives and agents to re-enter and repossess the premises, or evict Tenant in the manner prescribed by the Law. Waiver of any default by the Landlord shall not be construed as a waiver of any subsequent default.

15.	Access. Tenant shall allow Landlord access to the premises for purposes of repair and inspection. Landlord shall exercise this right of access in a reasonable manner. Landlord shall give Tenant reasonable notice before exercising this right of access, except in case of emergency.

16.	Notice. All notices required by this Lease shall be provided in writing, mailed to the parties as follows:

If to Landlord:	Global Finance & Investment Co., Inc.

Attn: Tiffany Hodkin

2623 2nd Avenue

Seattle, WA 98121

If to Tenant:	Nighthawk Radiology Inc.

c/o Paul Cartree

250 Northwest Blvd.

Coeur d’ Alene, ID 83014

17.	Parties Bound. This Lease, the promises and Agreements it contains shall be binding on the respective heirs, successors, representatives, agents and assigns of the parties.

18.	Complete Agreement. This Lease is the complete and final agreement of Landlord and Tenant in regard to the premises described in the Lease.

19.	Governing Law. This Lease shall be governed by the laws of the Stated of Idaho.

20.	This Lease supersedes any oral or written agreements regarding these premises.

THIS LEASE IS A BINDING LEGAL AGREEMENT. YOU SHOULD NOT SIGN IT UNLESS YOU UNDERSTAND IT COMPLETELY. CONSULT WITH AN ATTORNEY FOR ASSISTANCE.

Signature Page Follows

IN WITNESS WHEREOF, the parties hereto have executed this Lease effective as of the date set forth in Section 2 above.

LANDLORD

Global Finance & Investment Co., Inc.

Signature:	/s/ Tiffany D. Hodkin
Tiffany D. Hodkin – Property Manager

TENANT

NightHawk Radiology Services, LLC

Signature:	/s/ Christopher R. Huber
Christopher R. Huber, Chief Financial Officer

SIGNATURE PAGE TO LEASE DATED MAY 1, 2005